Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Hall of Fame Resort & Entertainment Company on Form S-8 of our report dated March 27, 2023, with respect to our audits of the consolidated financial statements of Hall of Fame Resort & Entertainment Company as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 appearing in the Annual Report on Form 10-K of Hall of Fame Resort & Entertainment Company for the year ended December 31, 2022. We were dismissed as auditors on April 3, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

New York, NY

June 13, 2023